Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (No. 333-135011, No. 33-12208, No. 33-29185, No. 33-30020, No. 33-49230 and No. 33-49232 on Form S-8) pertaining to the Capital Accumulation Plan of The Chubb Corporation (formerly known as the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates), of our report dated June 23, 2008, with respect to the financial statements of the Capital Accumulation Plan of The Chubb Corporation included in this Annual Report (Form 11-K) for the year ended December 31, 2008.
/s/ MITCHELL & TITUS LLP
New York, New York
June 25, 2009

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